Exhibit 99.1

IGC Announces Results of its 2021 Annual Stockholders Meeting

POTOMAC, MD. (BusinessWire) October 15, 2021 / India Globalization Capital, Inc. (NYSE AMERICAN: IGC) announces that during its Annual Meeting of Shareholders scheduled for and convened on October 15, 2021, voting on all matters as disclosed on the Definitive Proxy on Form 14A filed with the SEC on September 15, 2021, were passed. Only stockholders of record on the record date of September 10, 2021, were entitled to and were being requested to vote.

At the Annual Meeting, the following proposals were approved: (i) the proposal to elect Mr. Richard Prins to the Company’s board of directors to serve as a Class B director until the 2024 annual meeting of Stockholders; (ii) the proposal to ratify Manohar Chowdhry & Associates (“MCA”) as the Company’s independent registered public accounting firm for the 2022 fiscal year; (iii) the grant of 3,500,000 shares of common stock to be granted from time to time to the Company’s current and new employees, advisors, directors, and consultants by the board of directors, pursuant to certain metrics including performance, vesting, and incentive as set by the board of directors and or the CEO; and (iv) the proposal to adjourn or postpone of the Annual Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies.

About IGC

India Globalization Capital, Inc. (IGC) engages in the development of cannabinoid-based therapies for indications such as Alzheimer's disease and pain. It operates in two lines of business, Infrastructure and Life Sciences and is headquartered in Potomac, MD. www.igcinc.us, www.igcpharma.com, Twitter @IGCIR.

Contact

Claudia Grimaldi

Email: info@igcinc.us

Phone: 301-983-0998